Exhibit 10.213

AIA Document A121 CMc - 2003 and AGC

Document 565

Standard Form of Agreement Between Owner and Construction Manager

where the Construction Manager is Also the Constructor

AGREEMENT
made as of the day of in the year of
(In words, indicate day, month and year)
BETWEEN the Owner:	ADDITIONS AND DELETONS:
(Name and Address)	The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added or deleted from the original AIA text.
River Ventures
3151 South 17th Street
Wilmington, NC 28412
and the Construction Manager: (Name and address)
Bovis Lend Lease, Inc.
8540 Colonnade Center Drive, Suite 201
Raleigh, NC 27615
The Project is:
(Name, address and brief description)	This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
Construction of the upfit for Pharmaceutical
Products Development, Inc.’s Headquarters
Wilmington, NC
The Architect is:	The 1997 Edition of AIA® Document A201™, General Conditions of the contract for Construction, is referred to herein. This Agreement requires modification if other general conditions are utilized.
(Name and address)
Cline Design Associates, P.A.
125 North Harrington Street
Raleigh, NC 27603

The Owner and Construction Manager agree as set forth below:

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	1

User Notes:	(1943066499)

TABLE OF CONTENTS

ARTICLE I GENERAL PROVISIONS

§ 1.1 Relationship of the Parties
§ 1.2 General Conditions

ARTICLE 2 CONSTRUCTION MANAGER’S RESPONSIBILITIES

§ 2.1 Preconstruction Phase
§ 2.2 Guaranteed Maximum Price Proposal and Contract Time
§ 2.3 Construction Phase
§ 2.4 Professional Services
§ 2.5 Hazardous Materials

ARTICLE 3 OWNER’S RESPONSIBILITIES

§ 3.1 Information and Services
§ 3.2 Owner’s Designated Representative
§ 3.3 Architect
§ 3.4 Legal Requirements

ARTICLE4 COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

§ 4.1 Compensation
§ 4.2 Payments

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES

§ 5.1 Compensation
§ 5.2 Guaranteed Maximum Price
§ 5.3 Changes in the Work

ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE

§ 6.1 Costs to Be Reimbursed
§ 6.2 Costs Not to Be Reimbursed
§ 6.3 Discounts, Rebates and Refunds
§ 6.4 Accounting Records

ARTICLE 7 CONSTRUCTION PHASE

§ 7.1 Progress Payments
§ 7.2 Final Payment

ARTICLE 8 INSURANCE AND BONDS

§ 8.1 Insurance Required of the Construction Manager
§ 8.2 Insurance Required of the Owner
§ 8.3 Performance Bond and Payment Bond

ARTICLE 9 MISCELLANEOUS PROVISIONS

§ 9.1 Dispute Resolution
§ 9.2 Other Provisions

ARTICLE 10 TERMINATION OR SUSPENSION

§ 10.1 Termination Prior to Establishing Guaranteed Maximum Price
§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price
§ 10.3 Suspension

ARTICLE 11 OTHER CONDITIONS AND SERVICES

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	2

User Notes:	(1943066499)

ARTICLE I GENERAL PROVISIONS

§ 1.1 RELATIONSHIP OF PARTIES

The Construction Manager accepts the relationship of trust and confidence established with the Owner by this Agreement, and covenants with the Owner to furnish the Construction Manager’s reasonable skill and judgment and to cooperate with the Architect in furthering the interests of the Owner. The Construction Manager shall furnish construction administration and management services and use the Construction Manager’s best efforts to perform the Project in an expeditious and economical manner consistent with the interests of the Owner. The Owner shall endeavor to promote harmony and cooperation among the Owner, Architect, Construction Manager and other persons or entities employed by the Owner for the Project.

§ 1.2 GENERAL CONDITIONS

For the Construction Phase, the General Conditions of the contract shall be the AlA® Document A201™ - l997, General Conditions of the Contract for Construction, which is incorporated herein by reference. For the Preconstruction Phase, or in the event that the Preconstruction and Construction Phases proceed concurrently, A20l ™-1997 shall apply to the Preconstruction Phase only as specifically provided in this Agreement. The term “Contractor” as used in A201™ - 1997 shall mean the Construction Manager.

§1.3 CONSTRUCTION MANAGER’S REPRESENTATIVES

The Construction Manager’s Project Executive shall be Randy Grubb, the Senior Preconstruction Manager shall be Reid Miller, the Senior Project Manager shall be Scott Johns, and the General Superintendent shall be Mike Higgins. The Construction Manager’s Senior Project Manager, Assistant Project Manager, General Superintendent and Superintendent shall be full-time employees of the Construction Manager. These individuals will only be replaced with someone that is mutually agreeable to both the Construction Manager and the Owner.

ARTICLE 2 CONSTRUCTION MANAGER’S RESPONSIBILITIES

The Construction Manager shall perform the services described in this Article. The services to be provided under Sections 2.1 and 2.2 constitute the Preconstruction Phase services. If the Owner and Construction Manager agree, after consultation with the Architect, the Construction Phase may commence before the Preconstruction Phase is completed, in which case both phases will proceed concurrently.

§ 2.1 PRECONSTRUCTION PHASE

§ 2.1.1 PRELIMINARY EVALUATION

The Construction Manager shall provide a preliminary evaluation of the Owner’s program and Project budget requirements, each in terms of the other.

§ 2.1.2 CONSULTATION

The Construction Manager with the Architect shall jointly schedule and attend regular meetings with the Owner. The Construction Manager shall consult with the Owner and Architect regarding site use and improvements and the selection of materials, building systems and equipment. The Construction Manager shall provide recommendations on construction feasibility; actions designed to minimize adverse effects of labor or material shortages; time requirements for procurement, installation and construction completion; and factors related to construction cost, including estimates of alternative designs or materials, preliminary budgets and possible economies.

§ 2.1.3 PRELIMINARY PROJECT SCHEDULE

When Project requirements described in Section 3.1.1 have been sufficiently identified, the Construction Manager shall prepare, and periodically update, a preliminary Project schedule for the Architect’s review and the Owner’s approval. The Construction Manager shall obtain the Architect’s approval of the portion of the preliminary Project schedule relating to the performance of the Architect’s services. The Construction Manager shall coordinate and integrate the preliminary Project schedule with the services and activities of the Owner, Architect and Construction Manager. As design proceeds, the preliminary Project schedule shall be updated to indicate proposed activity sequences and durations, milestone dates for receipt and approval of pertinent information, submittal of a Guaranteed Maximum Price proposal, preparation and processing of shop drawings and samples, delivery of materials or equipment requiring long-lead-time procurement, Owner’s occupancy requirements showing portions of the Project having occupancy priority, and proposed date of Substantial Completion. If preliminary Project schedule updates indicate that previously approved schedules may not be met, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	3

User Notes:	(1943066499)

§ 2.1.4 PHASED CONSTRUCTION

The Construction Manager shall make recommendations to the Owner and Architect regarding the phased issuance of Drawings and Specifications to facilitate phased construction of the Work, if such phased construction is appropriate for the Project, taking into consideration such factors as economies, time of performance, availability of labor and materials, and provisions for temporary facilities.

§ 2.1.5 PRELIMINARY COST ESTIMATES

§ 2.1.5.1 When the Owner has sufficiently identified the Project requirements and the Architect has prepared other basic design criteria, the Construction Manager shall prepare, for the review of the Architect and approval of the Owner, a preliminary cost estimate utilizing area, volume or similar conceptual estimating techniques.

§ 2.1.5.2 When Schematic Design Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare, for the review of the Architect and approval of the Owner, a more detailed estimate with supporting data. During the preparation of the Design Development Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager. In addition, the Construction Manager shall identify team members, schedule, conduct and attend project coordination meetings with Architect and/or Owner, meet with local environmental and building officials and agencies as needed, review documents and provide construction related comments, develop list of potential subcontractors and suppliers, discuss possible pre-selection of major subcontractors for construction input, prepare budget estimates in approved format, provide value engineering recommendations to the Owner and Architect for major construction components, including cost evaluations of alternative materials, equipment and systems, and provide anticipated construction schedule.

§ 2.1.5.3 When Design Development Documents have been prepared by the Architect and approved by the Owner, the Construction Manager shall prepare a detailed estimate with supporting data for review by the Architect and approval by the Owner. During the preparation of the Construction Documents, the Construction Manager shall update and refine this estimate at appropriate intervals agreed to by the Owner, Architect and Construction Manager. In addition, the Construction Manager shall revise list of team members to include selected subcontractors and suppliers if applicable, attend project meetings with Architect and/or Owner, meet with local officials and agencies as needed, review documents and provide construction related comments, provide and review lists of potential subcontractors and suppliers, revise the budget estimate in approved format, update the construction schedule, and discuss long lead time items, building components and their effect on the construction schedule. During the preparation of the Design Development Documents and the Construction Documents, the Construction Manager shall review the Design Development Documents and the Construction Documents for clarity, consistency, constructability and coordination among the subcontractors and suppliers.

§ 2.1.5.4 If any estimate submitted to the Owner exceeds previously approved estimates or the Owner’s budget, the Construction Manager shall make appropriate recommendations to the Owner and Architect.

§ 2.1.6 SUBCONTRACTORS AND SUPPLIERS

The Construction Manager shall seek to develop subcontractor interest in the Project and shall furnish to the Owner and Architect for their information a list of possible subcontractors, including suppliers who are to furnish materials or equipment fabricated to a special design, from whom proposals will be requested for each principal portion of the Work. The Architect will promptly reply in writing to the Construction Manager if the Architect or Owner know of any objection to such subcontractor or supplier. The receipt of such list shall not require the Owner or Architect to investigate the qualifications of proposed subcontractors or suppliers, nor shall it waive the right of the Owner or Architect later to object to or reject any proposed subcontractor or supplier.

§ 2.1.7 LONG-LEAD-TIME ITEMS

The Construction Manager shall recommend to the Owner and Architect a schedule for procurement of long-lead-time items which will constitute part of the Work as required to meet the Project schedule. If such long-lead-time items are procured by the Owner, they shall be procured on terms and conditions acceptable to the Construction Manager. Upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal, all contracts for such items shall be assigned by the Owner to the Construction Manager, who shall accept responsibility for such items as if procured by the Construction Manager. The Construction Manager shall expedite the delivery of long-lead-time items.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	4

User Notes:	(1943066499)

§ 2.1.8 EXTENT OF RESPONSIBILITY

The Construction Manager does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price. The recommendations and advice of the Construction Manager concerning design alternatives shall be subject to the review and approval of the Owner and the Owner’s professional consultants. It is not the Construction Manager’s responsibility to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, building codes, rules and regulations. However, if the Construction Manager recognizes that portions of the Drawings and Specifications are at variance therewith, the Construction Manager shall promptly notify the Architect and Owner in writing. By performing the reviews described herein, the Construction Manager is not acting in a manner so as to assume responsibility or liability for all or any part of the project design and/or design documents,

§ 2.1.9 EQUAL EMPLOYMENT OPPORTUNITY AND AFFIRMATIVE ACTION

The Construction Manager shall comply with applicable laws, regulations and special requirements of the Contract Documents regarding equal employment opportunity and affirmative action programs.

§ 2.2 GUARANTEED MAXIMUM PRICE PROPOSAL AND CONTRACT TIME

§ 2.2.1 During the Pre-Construction Phase, the Owner will require that the Construction Manager provide a Guaranteed Maximum Price for the Project. The Guaranteed Maximum Price shall be submitted to the Owner by September 15, 2005 based upon the construction drawings being 65% complete by August 15, 2005. The Guaranteed Maximum Price shall be the sum of the estimated Cost of the Work and the Construction Manager’s Fee.

§ 2.2.2 As the Drawings and Specifications may not be finished at the time the Guaranteed Maximum Price proposal is prepared, the Construction Manager shall provide in the Guaranteed Maximum Price for further development of the Drawings and Specifications by the Architect that is consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

(Paragraph deleted)

§ 2.2.2 [Intentionally Deleted]

§ 2.2.4 BASIS OF GUARANTEED MAXIMUM PRICE

The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include:

1.	A list of the Drawings and Specifications, including all addenda thereto and the Conditions of the Contract, which were used in preparation of the Guaranteed Maximum Price proposal.

2.	A list of allowances and a statement of their basis.

3.	A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal to supplement the information contained in the Drawings and Specifications.

4.	The proposed Guaranteed Maximum Price, including a statement of the estimated cost organized by trade categories, allowances, contingency, and other items and the Fee that comprise the Guaranteed Maximum Price.

5.	The Date of Substantial Completion upon which the proposed Guaranteed Maximum Price is based, and a schedule of the Construction Documents issuance dates upon which the date of Substantial Completion is based.

6.	The Guaranteed Maximum Price has been calculated and Contract Time established on the basis of the Preliminary Documents, which represent approximately sixty-five percent (65%) completion of Construction Documents, In determining the Guaranteed Maximum Price and Contract Time, the Construction Manager has taken into account the level of completeness of the Preliminary Documents and has exercised all commercially reasonable efforts to make: (i) appropriate judgments and inferences in connection with the requirements of such Preliminary Documents, and (ii) all inquires of the Owner to clarify the Preliminary Documents as necessary to calculate and establish both the Guaranteed Maximum Price and the Contract Time. As final Drawings and Specifications are developed, the Construction Manager shall be permitted to verify the Guaranteed Maximum Price and Contract Time as set forth in Paragraph 2.2.4 (hereinafter referred to as the “Scope Verification Process”).

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	5

User Notes:	(1943066499)

7.	Promptly upon execution of this Agreement, the Construction Manager shall furnish the Owner with (i) an initial Schedule of Values as required by Paragraph 9.2 of the General Conditions and (ii) an initial Construction Schedule as required under Paragraph 3.10 of the General Conditions. Both such documents shall be in form and substance satisfactory to the Owner and include such data and documents as the Owner in consultation with the Architect may reasonably require. The initial Schedule of Values and initial Construction Schedule shall also each include a written narrative which sets forth any clarifications, assumptions, conditions and qualifications to the information and data set forth therein, such as any line-items in the initial schedule of values or Milestone Dates in the initial Construction Schedule (collectively the Planning Criteria). The Owner and the Construction Manager intend to use the Planning Criteria as the basis for determining if any supplemental documents (defined in Paragraph 2.2.4.9) constitute further refinement and detailing of the Scope of the Work, for which no adjustments in the Guaranteed Maximum Price or Contract Time are required, or a Scope Change (as defined in Paragraph 2.2.4.10). Upon review and acceptance by the Owner of the initial Schedule of Values and initial Construction Schedule, a list of the Planning Criteria shall be compiled by the Owner for approval by the Construction Manager and attached to this Agreement and made a part hereof as Exhibit B. Throughout the Scope Verification Process, the Owner shall furnish the Construction Manager, to the extent reasonably possible, with information and materials in the Owner’s possession to resolve issues raised by the Planning Criteria. The Construction Manager shall promptly revise and resubmit the Schedule of Values and Construction Schedule, as appropriate, to both the Owner and the Architect based upon such additional information. The Construction Manager shall not be permitted to claim any adjustment in either the Guaranteed Maximum Price or Contract Time in connection with the completion of the final Drawings and Specification, except for Scope Changes as described below in Paragraph 2.2.4.10.

8.	The Owner will cause the Architect to prepare additional and revised drawings and specification which shall supplement, add to, particularize, refine and detail the Preliminary Documents as necessary to furnish the Construction Manager with a set of final drawings and specifications with which to perform the Work. The Owner may request the Construction Manager to review and comment on such drawings and specifications under Paragraph 2.1.5.3 and not as part of this Scope Verification Process. After the Owner accepts such drawings and specifications as final Drawings and Specifications (hereinafter referred to as “Supplemental Documents”), the Construction Manager shall review the Supplemental Documents in detail and notify the Owner and the Architect of any known or apparent errors, inconsistencies or discrepancies between the Supplemental Documents and Preliminary Documents. Upon completion of such review, the Construction Manager shall also notify the Owner in writing of any item in the Supplemental Documents which, in the Construction Manager’s opinion, represents a Scope Change, as defined in Paragraph 2.2.4.10 below, setting forth, with particularity, the reasons the Construction Manager contends that information or requirements of the Supplemental Documents represent a Scope Change (such a notice is a “Scope Verification Request”). Construction Manager acknowledges and agrees that (i) Supplemental Documents are not intended to change the scope, quality, quantity, function or design intent of information set forth in the Preliminary Documents and (ii) not all differences between the Preliminary Documents and Supplemental Documents, or information first appearing in the Supplemental Documents constitute Scope Changes but rather may constitute scope detailing. Each Scope Verification Request shall set forth the increased costs that the Construction Manager attributes to the Work covered by such Scope Verification Request and the estimated adjustment to any Milestone Date. Failure of the Construction Manager to so notify the Owner within thirty (30) days after the date of receipt by the Construction Manager of any known or apparent errors, inconsistencies or discrepancies between the Supplemental Documents and Preliminary Documents is hereby deemed to mean: (1) such Supplemental Documents are consistent with the Preliminary Documents; (2) no Scope Changes exist; and (3) the Construction Manager is willing and able to perform all of the Work for the Guaranteed Maximum Price and in accordance with all the requirements of the then current Schedule of Values and Construction Schedule and all Contract Documents.

9.	A “Scope Change” is hereby deemed to mean Work described in Supplemental Documents which is not reasonably inferable from either the Preliminary Documents or any other previously furnished Contract Documents by a contractor of similar skill, experience and expertise as necessary for the

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	6

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proper, timely and orderly completion of the Work and is (i) materially inconsistent with the Planning Criteria or (ii) a material change in the quantity, quality, programmatic requirements or other substantial deviation in the then current Contract Documents.

10.	If the Contractor timely submits to the Owner a Scope Verification Request, then the Owner shall have the following options:

(1)	within fifteen (15) days of receipt of a Scope Verification Request, the Owner shall direct the Architect in writing, with a copy to the Construction Manager, to redesign that aspect of the Supplemental Documents to which the Construction Manager objects. The Construction Manager shall cooperate with the Owner and the Architect during the redesign effort and shall make recommendations appropriate to correct such portions of the Supplemental Documents. The Architect shall submit to the Construction Manager the revised Supplemental Documents as approved by the Owner. The Construction Manager shall promptly re-examine such revised Supplemental Documents as described in Paragraph 2.2.4.9;

(2)	if, upon review of a Scope Verification Request, the Owner believes that the portion of the Work described therein does not constitute a Scope Change, the Owner shall so advise the Construction Manager within fifteen (15) days of receipt of such Scope Verification Request. The Owner and the Construction Manager will attempt to resolve their disagreement and identify elements of the Scope Verification Request which can be revised. If such disagreement is not resolved, the Work described in the Scope Verification Request shall be identified in a schedule (the “Disputed Work Schedule”) to be prepared and periodically updated by the Owner. Whenever possible, the Owner and the Construction Manager shall resolve items set forth in the Disputed Work Schedule, confirming such resolution in a written memorandum signed by both parties. An appropriate Change Order, if necessary, will then be issued. All items remaining in the Disputed Work Schedule shall be performed by the Construction Manager as required by the Construction Documents and a tentative adjustment shall be made to the Guaranteed Maximum Price of fifty percent (50%) of the amount of the disputed Scope Verification Request. The Construction Manager shall keep a separate accounting of any Work covered by a Scope Verification Request and upon completion of such Work any tentative adjustment to the Guaranteed Maximum Price shall be reallocated based upon such accounting and other materials the Owner may reasonably request. Adjustments to the Construction Schedule will not be permitted on a tentative basis;

(3)	if the Owner notifies the Construction Manager, in writing of the approval of the Scope Verification Request, or any part thereof, then such Scope Verification Request, or any part thereof, shall be deemed approved by the Owner and a Change Order issued to cover such request

11.	Upon identification of all items to be set forth in the Disputed Work Schedule, a Change Order shall be issued covering the entire aggregate adjustment to the Guaranteed Maximum Price and Contract Time caused by Scope Verification Requests that have been approved by the Owner. The Scope Verification Process shall then be considered concluded except for the Disputed Work Schedule. Any Change Orders issued thereafter not involving the Disputed Work Schedule shall be deemed to relate to the Contract Documents, as completed. Except as set forth in Paragraph 2.2.4, nothing contained in Paragraph 2.2.4 relating to Scope Changes shall be deemed to limit the Change Order procedures applicable to final Drawings and Specifications.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal and the written statement of its basis. In the event that the Owner or Architect discovers any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 2.2.6 Unless the Owner accepts the Guaranteed Maximum Price proposal in writing on or before the date specified in the proposal for such acceptance and so notifies the Construction Manager, the Guaranteed Maximum Price proposal shall not be effective without written acceptance by the Construction Manager. The Owner is under no obligation to accept the Guaranteed Maximum Price proposal by the Construction Manager.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	7

User Notes:	(1943066499)

§ 2.2.7 Prior to the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal and issuance of a Notice to Proceed, the Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work, except as the Owner may specifically authorize in writing.

§ 2.2.8 Upon acceptance by the Owner of the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price and its basis shall be set forth in Amendment No. 1 and in accordance with paragraph 2.2.4 of this Agreement. The Guaranteed Maximum Price shall be subject to additions and deductions by a change in the Work as provided in the Contract Documents, and the Date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 2.2.9 The Owner shall authorize and cause the Architect to revise the Drawings and Specifications to the extent necessary to reflect the agreed-upon assumptions and clarifications contained in Amendment No. I. Such revised Drawings and Specifications shall be furnished to the Construction Manager in accordance with schedules agreed to by the Owner, Architect and Construction Manager. The Construction Manager shall promptly notify the Architect and Owner if such revised Drawings and Specifications are inconsistent with the Construction Manager’s agreed-upon assumptions and clarifications. Nothing in this Agreement shall be deemed to require or permit the Construction Manager to perform any act which would constitute design services, laboratory testing, or the practice of architecture, professional engineering, certified public accounting or law. With the exception of the Guaranteed Maximum Price referred to in this Agreement, the recommendations, advice, budgetary information and schedules to be furnished by Construction Manager under this Agreement shall not be deemed to constitute the performance of licensed professional services.

§ 2.2.10 The Guaranteed Maximum Price shall include in the Cost of the Work only those taxes which are enacted at the time the Guaranteed Maximum Price is established.

§ 2.3 CONSTRUCTION PHASE

§ 2.3.1 GENERAL

§ 2.3.1.1 The Construction Phase shall commence on the Owner’s issuance of a Notice to Proceed for the Work contemplated in this agreement.

(Paragraphs deleted)

§ 2.3.2 ADMINISTRATION

§ 2.3.2.0 The Construction Manager shall provide and maintain a management team on the Project site to provide contract administration and the Construction Manager shall establish and implement coordination and communication procedures between the Construction Manager, Owner and the Architect.

§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated to a special design for the Work from the list previously reviewed and, after analyzing such bids, shall deliver such bids to the Owner and Architect. Unless the Owner agrees otherwise in writing, the Construction Manager shall obtain bids from at least three (3) separate Subcontractors for each site, foundation, plumbing, structural, electrical and mechanical Work, as well as from any other trade Work identified by the Owner or Architect to the Construction Manager in writing. The Owner will then determine with the advice of the Construction Manager and consultation with the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Construction Manager shall obtain bids; however, if the Guaranteed Maximum Price has been established, the Owner may not prohibit the Construction Manager from obtaining bids from other qualified bidders. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Construction Manager to the Owner and Architect (1) is recommended to the Owner by the Construction Manager; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may request that a change in the Work be issued to adjust the Contract Time and the Guaranteed Maximum Price which request shall not be unreasonably withheld by the Owner.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	8

User Notes:	(1943066499)

§ 2.3.2.3 Subcontracts and agreements with suppliers furnishing materials or equipment fabricated to a special design shall conform to the payment provisions of Sections 7.1.8 and 7.1.9 and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner; however, early release packages may be awarded on a unit price amount plus fee basis to such trades as Architectural Precast and Glass/Window Wall systems with the Owner’s approval

§ 2.3.2.4 The Construction Manager shall schedule and periodically conduct coordination meetings at the Project site with all Subcontractors, the Owner, and Architect. The Construction Manager shall prepare and promptly distribute coordination meeting minutes. The Construction Manager shall attend periodic progress meetings that are scheduled and conducted by the Architect.

§ 2.3.2.5 Promptly after the Owner’s acceptance of the Guaranteed Maximum Price proposal, the Construction Manager shall prepare a schedule in accordance with Section 3.10 of A20ITM - l997, including the Owner’s occupancy requirements.

§ 2.3.2.6 The Construction Manager shall provide monthly written reports to the Owner and Architect on the progress of the entire Work. The Construction Manager shall maintain a daily log containing a record of weather, Subcontractors working on the Site, number of workers, Work accomplished, problems encountered and other similar relevant data as the Owner and Construction Manager mutually agree upon. The log shall be available to the Owner and Architect.

§ 2.3.2.7 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect monthly.

§ 2.4 PROFESSIONAL SERVICES

Section 3.12.10 of A20l™ - l997 shall apply to both the Preconstruction and Construction Phases.

§ 2.5 HAZARDOUS MATERIALS

Section 10.3 of A201™ - l997 shall apply to both the Preconstruction and Construction Phases.

ARTICLE 3 OWNER’S RESPONSIBILITIES

§ 3.1 INFORMATION AND SERVICES

§ 3.1.1 The Owner shall provide full information in a timely manner regarding the requirements of the Project, including a program which sets forth the Owner’s objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems, and site requirements.

§ 3.1.2 The Owner shall, at the written request of the Construction Manager prior to commencement of the Construction Phase and thereafter, furnish to the Construction Manager reasonable evidence that financial arrangements have been made to fulfill the Owner’s obligations under the Contract.

§ 3.1.3 The Owner shall establish and update an overall budget for the Project, based on consultation with the Construction Manager and Architect, which shall include contingencies for changes in the Work and other costs which are the responsibility of the Owner.

§ 3.1.4 STRUCTURAL AND ENVIRONMENTAL TESTS, SURVEYS AND REPORTS

In the Preconstruction Phase, the Owner shall furnish the following with reasonable promptness and at the Owner’s expense. Except to the extent that the Construction Manager knows of any inaccuracy, the Construction Manager shall be entitled to rely upon the accuracy of any such information, reports, surveys, drawings and tests described in Sections 3.1.4.1 through 3.1.4.4, but shall exercise customary precautions relating to the performance of the Work.

§ 3.1.4.1 Reports, surveys, drawings and tests concerning the conditions of the site which are required by law.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	9

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and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All information on the survey shall be referenced to a project benchmark.

§ 3.1.4.3 The services of a geotechnical engineer when such services are requested by the Construction Manager. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

§ 3.1.4.4 Structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports which are required by law.

§ 3.1.4.5 The services of other consultants when such services are reasonably required by the scope of the Project and are requested by the Construction Manager.

§ 3.2 OWNER’S DESIGNATED REPRESENTATIVE

The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all matters requiring the Owner’s approval or authorization. This representative shall have the authority to make decisions on behalf of the Owner concerning estimates and schedules, construction budgets, and changes in the Work, and shall reader such decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2,1 of A20l™ - l997, the Architect does not have such authority.

§ 3.3 ARCHITECT

The Owner shall retain an Architect to provide Basic Services, including normal structural, mechanical and electrical engineering services, other than cost estimating services, described in the edition of AlA® Document B 141 CMa - 1992, Standard Form Agreement between Owner and Architect where the Construction Manager is a Constructor current as of the date of this Agreement or as may be amended by agreement between the Owner and the Architect. The Owner shall authorize and cause the Architect to provide those Additional Services described in Bl41 CMa -1992, requested by the Construction Manager which must necessarily be provided by the Architect for the Preconstruction and Construction Phases of the Work. Such services shall be provided in accordance with time schedules agreed to by the Owner, Architect and Construction Manager. Upon request of the Construction Manager, the Owner shall furnish to the Construction Manager a copy of the Owner’s Agreement with the Architect, from which compensation provisions may be deleted.

§ 3.4 LEGAL REQUIREMENTS

The Owner shall determine and advise the Architect and Construction Manager of any special legal requirements relating specifically to the Project which differ from those generally applicable to construction in the jurisdiction of the Project. The Owner shall furnish such legal services as are necessary to provide the information and services required under Section 3.1.

ARTICLE 4 COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

The Owner shall compensate and make payments to the Construction Manager for Preconstruction Phase services as follows:

§ 4.1 COMPENSATION

§ 4.1.1 For the services described in Sections 2.1 and 2.2, the Construction Manager’s compensation shall be calculated as follows:

Preconstruction compensation has been estimated to be $350,000, of which $150,000 is to be invoiced and paid under Purchase Order issued on December 27, 2004 and the remaining $200,000 will be invoiced and paid under a subsequent Purchase Order.

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(State basis of compensation, whether a stipulated sum, multiple of Direct Personnel Expense, actual cost, etc. Include a statement of reimbursable cost items as applicable.)

§ 4.1.2 Compensation for Preconstruction Phase Services shall be equitably adjusted if such Preconstruction services extend beyond the originally contemplated scope of services or is significantly modified.

§ 4.1.3 If compensation is based on a multiple of Direct Personnel Expense, Direct Personnel Expense is defined as the direct salaries of the Construction Manager’s personnel engaged in the Project and the portion of the cost of their mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, pensions and similar contributions and benefits.

§ 4.2 PAYMENTS

§ 4.2.1 Payments shall be made monthly following presentation of the Construction Manager’s invoice and, where applicable, shall be in proportion to services performed.

§ 4.2.2 Payments are due and payable thirty (30) days from the date the Construction Manager’s invoice is received by the Owner. Undisputed amounts unpaid after thirty (30) days from the date on which payment is due shall bear interest at the rate entered below.

Prime plus two percent (2%).per annum compounded annually

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES

The Owner shall compensate the Construction Manager for Construction Phase services as follows:

§ 5.1 COMPENSATION

§ 5.1.1 For the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager in current funds the Contract Sum consisting of the Cost of the Work as defined in Article 6 and the Construction Manager’s Fee determined as follows:

2.5% of the Cost of the Work

(State a lump sum, percentage of actual Cost of the Work or other provision for determining the Construction Manager’s Fee, and explain how the Construction Manager’s Fee is to be adjusted for changes in the Work.)

§ 5.2 GUARANTEED MAXIMUM PRICE

§ 5.2.1 The sum of the Cost of the Work and the Construction Manager’s Fee are guaranteed by the Construction Manager not to exceed the amount provided in Amendment No. 1, subject to additions and deductions by changes in the Work as provided in the Contract Documents. Such maximum sum as adjusted by approved changes in the Work is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Construction Manager without reimbursement by the Owner.

§ 5.2.2 The Guaranteed Maximum Price will he established by Change Order in accordance with Article 2 above. § 5.2.3 Upon final completion of the Work, if the total Cost of the Work plus the Construction Manager’s fee is less than the Guaranteed Maximum Price, the difference shall be “Savings”. The Savings shall be allocated as following: eighty percent (80%) of the Savings will go to the Owner and twenty percent (20%) of the Savings will go to the Construction Manager. The Owner shall pay the Construction Manager’s share of the Savings as additional compensation promptly after Substantial Completion of the Project; provided, however that Savings shall not include any deletions in the Scope of Work to be performed under this Agreement.

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§5.2.4 If Substantial Completion is not completed by November 30, 2006 (“SC Date”), as such date is adjusted pursuant to this Agreement, due to delays which are the responsibility of the Contractor hereunder, Owner shall be entitled to liquidated damages in the amount of $5,100.00 per day that the date of Substantial Completion exceeds the SC Date, as adjusted. In no event, however, shall the total amount of Liquidated Damages, in the aggregate, exceed seventy five percent (75%) of cumulative Contractor’s Fee. The cumulative Contractor’s Fee will be the cumulative fees earned by Contractor for work performed for Owner for the subsurface, shell building and upfit contracts.

Because the amount of damages for such delay is impossible to determine with certainty, this liquidated amount shall not be construed as a penalty, but is agreed by each party as the determination of fair and reasonable compensation to Owner for damages only arising out of the Contractor’s failure to perform in a timely manner. Owner may deduct any liquidated damages from amounts due Contractor or Owner may require Contractor to pay liquidated damages, which exceed amounts due Contractor, within ten (10) days after such requests. Until any liquidated damages are paid to Owner, Owner shall be entitled to receive interest as allowed by law. The liquidated damages set forth are in lieu of any other damages for delay which Owner may be entitled to by contract or by law. The liquidated damages provided for herein shall in no way limit Owner’s entitlement to damages for any other injury, damage or loss, other than for delay, for which Contractor may be responsible pursuant to the terms of this Agreement or applicable law.

§ 5.3 CHANGES IN THE WORK

§ 5.3.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of Amendment No. 1 may be determined by any of the methods listed in Section 7.3.3 of A201™ - 1997.

§ 5.3.2 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3.3.3 of A2OITM_l997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Section 7.3.6 of A2O1TM_l997 shall have the meanings assigned to them in that document and shall not be modified by this Article 5. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 5.3.3 In calculating adjustments to the Contract, the terms “cost” and “costs” as used in the above-referenced provisions of A201™ - 1997 shall mean the Cost of the Work as defined in Article 6 of this Agreement including overhead and general conditions for the Construction Manager, if any, plus Construction Manager’s 2.5% Fee as per §5.1.1.

§ 5.3.4 Owner in writing may order changes in the Work consisting of: i) additions, deletions, and modifications in the Work specified in the Contract Documents upon which the Guaranteed Maximum Price was approved; ii) work which must be performed in respect of unforeseen conditions; iii) changes in the intensity and pace of the Work; iv) uncovering and covering of a portion of the Work, if such portion of the Work, upon uncovering, is found to be acceptable; and v) items which are specifically the responsibility of Owner under this Agreement, but are being handled and paid through Construction Manager as a matter of convenience to the Owner. The above changes shall be known as “Scope Changes” or “Change Orders”. The events described in Paragraph 8.3.1 of the General Conditions shall also result in the issuance of a Scope Change if said events lead to an increase in the Guaranteed Maximum Price. The amount of each Scope Change shall be the Construction Manager’s best estimate of the cost of the change in Work inclusive of a factor of ten percent (10%) for an estimate of additional “general condition items” (as said phrase is generally understood in the construction industry). Scope Changes shall also include anticipated expenditures for Work and building permits if not explicitly included in the Guaranteed Maximum Price. Scope Changes shall be approved in writing by Owner promptly upon submission by Construction Manager, failing which the change in the Work shall not proceed. The Guaranteed Maximum Price shall be increased by the total amount of each and every Scope Change.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	12

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ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE

§ 6.1 COSTS TO BE REIMBURSED

§ 6.1.1 The term “Cost of the Work” shall mean costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than those customarily paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 6.

§ 6.1.2 LABOR COSTS

1.	Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner’s agreement, at off-site workshops.

2.	Wages or salaries of the Construction Manager’s supervisory and administrative personnel when engaged in the execution of the Work. Wages and salaries are attached hereto and incorporated herein as Exhibit A.

Classification                                                      Name

See Exhibit A.

(If it is intended that the wages or salaries of certain personnel stationed at the Construction Manager’s principal office or offices other than the site office shall be included in the Cost of the Work, such personnel shall be identified below.)

3.	Wages and salaries of the Construction Manager’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

4.	Costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements, and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided that such costs are based on wages and salaries included in the Cost of the Work under Sections 6.1 .2.1 through 6.1.2.3.

§ 6.1.3 SUBCONTRACT COSTS

Payments made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts.

§ 6.1.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

1.	Costs, including transportation, of materials and equipment incorporated or to be incorporated in the completed construction.

2.	Costs of materials described in the preceding Section 6.1.4.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.1.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

1.	Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Construction Manager. Cost for items previously used by the Construction Manager shall mean fair market value.

2.	Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by the construction workers, which are provided by the Construction Manager at the site, whether rented from the Construction Manager or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval. Rental and/or leasing of automobiles (including leased automobiles and vehicle allowances provided by the Construction Manager to those employees providing services in connection with the Work and for such time as is devoted to the Work) with prior written consent of the Owner.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	13

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3.	Costs of removal of debris from the site.

4.	Reproduction costs, costs of telegrams, facsimile transmissions and long-distance telephone calls, postage and express delivery charges, telephone at the site and reasonable petty cash expenses of the site office, prorated charges for the use of computer/electronic management systems and document management systems (including any Web enable systems) used for the Project.

5.	That portion of the reasonable travel and subsistence expenses of the Construction Manager’s personnel incurred while traveling in discharge of duties connected with the Work.

6.	Heat, light, power, water, sanitary facilities, first aid facilities, safety protection, safety personnel, weather protection, elevator services and hoisting and all items ancillary to the foregoing.

§ 6.1.6 MISCELLANEOUS COSTS

1.	That portion directly attributable to this Contract of premiums for insurance and bonds. The costs of such insurance are subject to adjustment (if appropriate) by the Construction Manager and a Scope Change shall be issued for such adjustment due to rate increases by the insurance carrier.

(If charges for self-insurance are to be included, specify the basis of reimbursement.)

2.	Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Construction Manager is liable.

3.	Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

4.	Fees of testing laboratories for tests required by the Contract Documents, except those related to nonconforming Work other than that for which payment is permitted by Section 6.1.8.2.

5.	Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for Infringement of patent or other intellectual property rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Construction Manager’s Fee or the Guaranteed Maximum Price and provided that such royalties, fees and costs are not excluded by the last sentence of Section 3.17.1 of A20l ™ - l997 or other provisions of the Contract Documents.

6.	Data processing costs related to the Work.

7.	Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement.

8.	Legal, mediation and arbitration costs, other than those arising from disputes between the Owner and Construction Manager, reasonably incurred by the Construction Manager in the performance of the Work and with the Owner’s written permission.

9.	Expenses incurred in accordance with Construction Manager’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, in case it is necessary to relocate such personnel from distant locations.

10.	Compliance with and all other items relating to requirements of insurers and of safety, health, occupational, environmental and other laws, regulations, or rulings of governmental agencies.

§ 6.1.7 OTHER COSTS

1.	Other costs incurred in the performance of the Work, if and to the extent approved in advance in writing by the Owner.

§ 6.1.8 EMERGENCIES AND REPAIRS TO DAMAGED OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Section 6.1 .1 which are incurred by the Construction Manager:

1.	In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Section 10.6 of A20I™ - l997.

2.	In repairing or correcting damaged or nonconforming Work executed by the Construction Manager or the Construction Manager’s Subcontractors or suppliers.; provided that, such damaged or nonconforming work was not caused by the negligence or failure to fulfill a specific responsibility to the Owner set forth in this Agreement of the Construction Manager or the Construction Manager’s foreman, engineer or superintendents, or other supervisory, administrative or managerial personnel of

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the Construction Manager, or the failure of the Construction Manager’s personnel to supervise adequately the Work of the Subcontractors or suppliers, and only to the extent that the cost of repair or correction is not recoverable by the Construction Manager from insurance, Subcontractors or suppliers.

§ 6.1.9 The costs described in Sections 6.1 .1 through 6.1.8 shall be included in the Cost of the Work notwithstanding any provision of AlA or A20l rM_1997 other Conditions of the Contract which may require the Construction Manager to pay such costs, unless such costs are excluded by the provisions of Section 6.2.

§ 6.2 COSTS NOT TO BE REIMBURSED

§ 6.2.1 The Cost of the Work shall not include:

1.	Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, except as specifically provided in Sections 6.1.2.2 and 6.1.2.3.

2.	Expenses of the Construction Manager’s principal office and offices other than the site office, except as specifically provided in Section 6.1.

3.	Overhead and general expenses, except as may be expressly included in Section 6.1.

4.	The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work.

5.	Rental costs of machinery and equipment, except as specifically provided in Section 6.1.5.2.

6.	Except as provided in Section 6.1.8.2, costs due to the negligence of the Construction Manager or to the failure of the Construction Manager to fulfill a specific responsibility to the Owner set forth in this Agreement.

7.	Costs incurred in the performance of Preconstruction Phase Services except as set forth in § 4.1 .1.

8.	Except as provided in Section 6.1 .7.1, any cost not specifically and expressly described in Section 6.1.

9.	Costs which would cause the Guaranteed Maximum Price to be exceeded.

10.	Bonuses, incentive compensation, contributions, gratuities and entertainment expense.

11.	Costs for transportation and subsistence incurred by the Construction Manager’s employees while working at the home office except as allowed under Section 6.1.5.5.

12.	Expenses for travel, including the Construction Manager-supplied vehicles used for personal use, incurred by the Construction Manager’s employees while traveling for purposes other than the direct execution of the Work.

13.	Fines other than those due to the acts or omissions of the Owner.

14.	Costs incurred due to labor disharmony, unrest, or strikes, including, but not limited to, delays, security, legal expenses, fines and work stoppages or slowdowns, except where such costs are due to circumstances wholly beyond the control of the Construction Manager.

15.	Other costs, damages, or expenses specifically excluded elsewhere in the Contract Documents.

§ 6.3 DISCOUNTS, REBATES AND REFUNDS

§ 6.3.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if (1) before making the payment, the Construction Manager included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be secured.

§ 6.3.2 Amounts which accrue to the Owner in accordance with the provisions of Section 6.3.1 shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.4 ACCOUNTING RECORDS

§ 6.4.1 The Construction Manager shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be Bovis standard cost control system, AS400 The Owner and the Owner’s accountants shall be afforded access to the Construction Manager’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Project, and the Construction Manager shall preserve these for a period of three (3) years after final payment, or for such longer period as may be required by law.

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ARTICLE 7 CONSTRUCTION PHASE

§ 7.1 PROGRESS PAYMENTS

§ 7.1.1 Based upon Applications for Payment submitted to the Architect by the Construction Manager and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

§ 7.1.3 Provided an Application for Payment is received by the Architect not later than the 25th of a month, the Owner shall make payment to the Construction Manager not later than the 25th day of the following month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than thirty (30) days after the Architect receives the Application for Payment.

§ 7.1.4 [Intentionally Deleted]

§ 7.1.5 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment. Each Application for Payment shall be based upon (i) the application of each of the Subcontractors and Suppliers in the amount approved by the Construction Manager (which shall be based on the cost breakdown for each Subcontractor and Supplier), for Work completed or estimated to have been completed as of the end of the preceding month and for delivered and stored materials, less any applicable retention and other deductions (if any); (ii) all other amounts due the Construction Manager under Article 6; and (iii) the Construction Manager’s Fee.

§ 7.1.6 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

1.	Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the Schedule of Values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Section 7.3.8 of A2O1TM_l997, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

2.	Add amounts for materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

3.	Add amounts charged by the Construction Manager in connection with items under Subparagraphs 6.1.2, 6.1.5, 6.1.6, 6.1 .7and 6.1.8; add amounts for changes to the work which have been agreed to in writing or which have not yet been finalized but which work the Owner has agreed, in writing, was not in dispute; and add the Construction Manager’s Fee. The Construction Manager’s Fee shall be computed upon the Cost of the Work described in the two preceding Sections at the rate stated in Section 5.1.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be an amount which bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Sections bears to a reasonable estimate of the probable Cost of the Work upon its completion.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	16

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4.	Subtract the aggregate of previous payments made by the Owner.

5.	Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7. 1 .4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation.

6.	Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of A20I™ - l997, provided, however, that no amounts shall be withheld from the Construction Manager’s Fee or its general condition items.

§ 7.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retention of not less than ten percent (10%). The Owner and the Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments and retention for subcontracts.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7.1.4 or other supporting data, that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

§ 7.1.11 Until the Work is fifty percent (50%) complete, the Owner will pay to the Construction Manager ninety percent (90%) of the amount due to the Construction Manager on account of progress payments. At the time the Work is fifty percent (50%) complete and thereafter, if the manner of completion of the Work and its progress are and remain satisfactory to the Architect and Owner (and in the absence of other good and sufficient reasons) the Owner will, on presentation by the Construction Manager of a consent of surety with each Application and Certificate of Payment (if bonds are required by the Contract Documents) , authorize any remaining progress payments to be paid at ninety-five percent (95%) of the amount due to the Construction Manager on account of progress payments. The Owner may reinstate full ten percent (10%) retainage for future payments if the manner of completion of the Work and its progress do not remain satisfactory to the Architect or Owner, or if the surety withholds its consent (if bonds are required by the Contract Documents) or for other good and sufficient reasons.

§ 7.2 FINAL PAYMENT

§ 7.2.1 Final payment shall be made by the Owner to the Construction Manager when (I) the Contract has been fully performed by the Construction Manager except for the Construction Manager’s responsibility to correct nonconforming Work, as provided in Section 12.2.2 of A201 ™ - 1997, and to satisfy other requirements. if any. which necessarily survive final payment; (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Construction Manager and reviewed by the Owner’s accountants; and (3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

§ 7.2.2 The amount of the final payment shall be calculated as follows:

1.	Take the sum of the Cost of the Work substantiated by the Construction Manager’s final accounting and the Construction Manager’s Fee, but not more than the Guaranteed Maximum Price.

2.	Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Section 9.5.1 of A201™ - l997 or other provisions of the Contract Documents.

3.	Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Construction Manager, the Construction Manager shall reimburse the difference to the Owner.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	17

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§ 7.2.3 The Owner’s accountants will review and report in writing on the Construction Manager’s final accounting within 30 days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Section 7.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Construction Manager or notify the Construction Manager and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Section 9.5.1 of A20I™ - l997. The time periods stated in this Section 7.2 supersede those stated in Section 9.4.1 of A201™ - 1997.

§ 7.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Construction Manager shall be entitled to proceed in accordance with Article 9 without a further decision of the Architect. Unless agreed to otherwise, a demand for mediation or arbitration of the disputed amount shall be made by the Construction Manager within 60 days after the Construction Manager’s receipt of a copy of the Architect’s final Certificate for Payment. Failure to make such demand within this 60-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the amount certified in the Architect’s final Certificate for Payment.

§ 7.2.5 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6.1 and not excluded by Section 6.2 and not wrongfully caused by the Construction Manager, (I) to correct nonconforming Work or (2) arising from the resolution of disputes, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee, if any, related thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8 INSURANCE AND BONDS

§ 8.1 INSURANCE REQUIRED OF THE CONSTRUCTION MANAGER

During both phases of the Project, the Construction Manager shall purchase and maintain insurance as set forth in Section 11.1 of A20l™ - l997. Such insurance shall be written for not less than the following limits, or greater if required by law:

§ 8.1.1 Workers’ Compensation and Employers’ Liability meeting statutory limits mandated by state and federal laws. If (1) limits in excess of those required by statute are to be provided, or (2) the employer is not statutorily bound to obtain such insurance coverage or (3) additional coverages are required, additional coverages and limits for such insurance shall be as follows:

§ 8.1.2 Commercial General Liability including coverage for Premises-Operations, Independent Contractors’ Protective, Products-Completed Operations, Contractual Liability, Personal Injury and Broad Form Property Damage (including coverage for Explosion, Collapse and Underground hazards):

Each Occurrence $5,000,000.00

General Aggregate $5,000,000.00

Personal and Advertising Injury $2,000,000.00

Products-Completed Operations Aggregate $5,000,000.00

1.	The policy shall be endorsed to have the General Aggregate apply to this Project only.

2.	Products and Completed Operations insurance shall be maintained for a minimum period of at least three (3) year(s) after either ninety (90) days following Substantial Completion or final payment, whichever is earlier.

3.	The Contractual Liability insurance shall include coverage sufficient to meet the obligations in Section 3.18 of A201™ - 1997.

§ 8.1.3 Automobile Liability (owned, non-owned and hired vehicles) for bodily injury and property damage:

$1,000,000.00 Each Accident

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	18

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§ 8.1.4 Other coverage:

Umbrella Liability Coverage $25,000,000.00

(If Umbrella Excess Liability coverage is required over the primary insurance or retention, insert the coverage limits. Commercial General Liability and Automobile Liability limits may be attained by individual policies or by a combination of primary policies and Umbrella and/or Excess Liability policies. If Project Management Protective Liability Insurance is to be provided, state the limits here.)

§ 8.2 INSURANCE REQUIRED OF THE OWNER

During both phases of the Project, the Owner shall purchase and maintain liability and Builder’s Risk insurance, including waivers of subrogation, as set forth in Sections 11.2 and 11.4 of A20ITM - l997.

§ 8.3 PERFORMANCE BOND AND PAYMENT BOND

§ 8.3.1 The Construction Manager shall not furnish bonds covering faithful performance of the Contract and payment of obligations arising thereunder. Bonds may be obtained through the Construction Manager’s usual source, and the cost thereof shall be included in the Cost of the Work. The amount of each bond shall be equal to (    ) of the Contract Sum.

§ 8.3.2 The Construction Manager shall deliver the required bonds to the Owner at least three days before the commencement of any Work at the Project site.

ARTICLE 9 MISCELLANEOUS PROV!S!ONS § 9.1 DISPUTE RESOLUTION

§ 9.1.1 During both the Preconstruction and Construction Phases, Claims, disputes or other matters in question between the parties to this Agreement shall be resolved as provided in Sections 4,3 through 4.6 of A201™ - l 997 except that, during the Preconstruction Phase, no decision by the Architect shall be a condition precedent to litigation.

§ 9.2 OTHER PROVISIONS

§ 9.2.1 Unless otherwise noted, the terms used in this Agreement shall have the same meaning as those in A201™ - 1997, General Conditions of the Contract for Construction.

§ 9.2.2 EXTENT OF CONTRACT

This Contract, which includes this Agreement and the other documents incorporated herein by reference, represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and Construction Manager. If anything in any document incorporated into this Agreement is inconsistent with this Agreement, this Agreement shall govern.

§ 9.2.3 OWNERSHIP AND USE OF DOCUMENTS

Article 1.6 of A201™ - 1997 shall apply to both the Preconstruction and Construction Phases.

§ 9.2.4 GOVERNING LAW

The Contract shall be governed by the law of the place where the Project is located.

§ 9.2.5 ASSIGNMENT

The Owner and Construction Manager respectively bind themselves, their partners, successors, assigns and legal representatives to the other party hereto and to partners, successors, assigns and legal representatives of such other party in respect to covenants, agreements and obligations contained in the Contract Documents. Except as provided in Section 13.2.2 of A20I™ - 1997, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract. Notwithstanding the above, the Owner may assign or transfer this Agreement and all related documents to any direct or indirect subsidiary of its parent company, Pharmaceutical Product Development, Inc., without consent of the Construction Manager.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	19

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ARTICLE 10 TERMINATION OR SUSPENSION

§ 10.1 TERMINATION PRIOR TO ESTABLISHING GUARANTEED MAXIMUM PRICE

§ 10.1.1 Prior to execution by both parties of Amendment No.1I establishing the Guaranteed Maximum Price, the Owner may terminate this Contract at any time without cause, and the Construction Manager may terminate this Contract for any of the reasons described in Section 14.1.1 of A201™ - 1997.

§ 10.1.2 If the Owner or Construction Manager terminates this Contract pursuant to this Section 10.1 prior to commencement of the Construction Phase, the Construction Manager shall be equitably compensated for Preconstruction Phase Services performed prior to receipt of notice of termination; provided, however, that the compensation for such services shall not exceed the compensation set forth in Section 4.1.1.

§ 10.1.3 If the Owner or Construction Manager terminates this Contract pursuant to this Section 10.1 after commencement of the Construction Phase, the Construction Manager shall, in addition to the compensation provided in Section 10.1.2, be paid an amount calculated as follows:

1.	Take the Cost of the Work incurred by the Construction Manager.

2.	Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

3.	Subtract the aggregate of previous payments made by the Owner on account of the Construction Phase.

The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders.

Subcontracts, purchase orders and rental agreements entered into by the Construction Manager with the Owner’s written approval prior to the execution of Amendment No. I shall contain provisions permitting assignment to the Owner as described above. If the Owner accepts such assignment, the Owner shall reimburse or indemnify the Construction Manager with respect to all costs arising under the subcontract, purchase order or rental agreement except those which would not have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner elects not to accept the assignment of any subcontract, purchase order or rental agreement which would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall terminate such subcontract, purchase order or rental agreement and the Owner shall pay the Construction Manager the costs necessarily incurred by the Construction Manager by reason of such termination.

§ 10.2 TERMINATION SUBSEQUENT TO ESTABLISHING GUARANTEED MAXIMUM PRICE

Subsequent to execution by both parties of Amendment No. I, the Contract may be terminated as provided in Article 14 of A20l™ - 1997.

§ 10.2.1 In the event of such termination by the Owner, the amount payable to the Construction Manager pursuant to Section 14.1.3 of A20l™ - 1997 shall not exceed the amount the Construction Manager would have been entitled to receive pursuant to Sections 10.1.2 and 10.1.3 of this Agreement.

§ 10.2.2 In the event of such termination by the Construction Manager, the amount to be paid to the Construction Manager under Section 14.1.3 of A201™ - 1997 shall not exceed the amount the Construction Manager would have been entitled to receive under Sections 10.1.2 and 10.1.3 above.

§ 10.3 SUSPENSION

The Work may be suspended by the Owner as provided in Article 14 of A20 1™ - 1997; in such case, the Guaranteed Maximum Price, if established, shall be increased as provided in Section 14.3.2 of A201™ - l997 except that the term “cost of performance of the Contract” in that Section shall be understood to mean the Cost of the Work and the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1.1 and 5.3.4 of this Agreement.

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	20

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ARTICLE 11 OTHER CONDITIONS AND SERVICES

§ 10.3 The term “Contractor” used in the A 201- 1997 General Conditions to this Agreement shall mean the Construction Manager.

This Agreement entered into as of the day and year first written above.

OWNER	CONSTRUCTION MANAGER

River Ventures, LLC	Bovis Lend Lease, Inc.
(Signature)	(Signature)

(Printed name and title)	(Printed name and title)

Date	Date

ATTEST	ATTEST

AlA Document A121TM CMc — 2003 and AGC Document 565. Copyright © 1991 and 2003 by The American Institute of Architects and The Associated General Contractors of America. All rights reserved. WARNING: This document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AlA software at 13:07:13 on 08/02/2005 under Order No.1000155189_1 which expires on 1/5/2006, and is not for resale.	21

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